Exhibit 99.1

April 30, 2010

Mr. Michael Gulett

[Address]

[City, State, Zip]

Re:	Separation and Release Agreement

Dear Mike:

This letter is to confirm our agreement with respect to the termination of your employment as President and CEO, and service on the board of directors, of Ikanos Communications, Inc. (“Ikanos” or the “Company”). To ensure that there are no ambiguities, this letter first explains in detail both your rights and obligations and those of Ikanos upon termination of your employment. If, in exchange for a release, you wish to accept additional benefits to which you would otherwise not be entitled, indicate your agreement by signing, dating and returning the enclosed Release Agreement to the Company by May 21, 2010.

1. Separation from Employment.

We have agreed that your employment and board service with Ikanos ended effective with your resignation on April 27, 2010 (“Effective Date”). Therefore, you are no longer an employee or director of Ikanos. You will be paid all earned and unpaid salary, less deductions required or permitted by law in your final paycheck on or before April 30, 2010. Nothing herein alters your status while at the Company as an at-will employee.

Your coverage under the Ikanos group plans will end on April 30, 2010. However, you will have the opportunity to exercise your option to continue the benefits under the Ikanos group health plans under COBRA after that date. You will be provided a benefits packet containing information on your COBRA rights and conversion to a direct pay plan. Please call Ikanos’ Human Resources Administrator if you have any questions about COBRA conversion. Additionally, please keep Human Resources informed of any address changes in case we need to mail you future W-2’s and other correspondences to your attention.

The Company will reimburse you for any un-reimbursed business expenses permitted under the Company’s expense reimbursement policies incurred by you on or before the Effective Date, provided that you present all expense reports to the Company in accordance with such policies within thirty (30) days of your last day as an employee.

Subject to the terms of the indemnification agreement between you and the Company, the Company will indemnify you for any claims asserted against you based upon acts you have taken during your tenure as an officer or director of Ikanos to the extent permitted under Delaware law, and so long as such acts did not involve intentionally wrongful conduct, or were not known by you to be criminal acts at the time you engaged in such acts.

In addition, please note that your obligations under any proprietary and inventions assignment agreement still remain in effect.

2. Release Agreement.

In addition to the foregoing to which you are entitled, Ikanos is prepared to offer you additional benefits to which you would otherwise not be entitled in exchange for an agreement to release all claims known or unknown. If you wish to accept such additional benefits in consideration for the release, your signature below will reflect your agreement. You may take 21 days from receipt of this letter (i.e., until May 21, 2010) to consider whether you wish to accept these additional benefits in exchange for the release. Please also note that even if you do sign this Release Agreement, you may change your mind and revoke it and forego the additional benefits, provided you notify the undersigned in writing within seven (7) days of your signing that you no longer want the additional benefits.

A. Consideration.

Subject to, and in consideration of, your acceptance of this Release Agreement, and so long as you have returned it to Ikanos, then beginning ten (10) days after the date you sign this agreement and provided that you have not revoked your agreement during the 7-day revocation period, consistent with the severance terms in your offer letter, Ikanos will provide you with the consideration described and on the schedule below:

(1) Ikanos will make a severance payment of $800,000.00, less applicable withholdings, paid in equal installments over the twelve-month period following your last day on each regular payroll date;

(2)(a) The vesting of options to purchase 312,500 shares (the options that would have vested during the one year period following April 27, 2010), will accelerate and such equity will become vested on the date upon which your revocation period for this letter agreement expires unexercised. You will have until April 27, 2011 (one year from the date your employment at Ikanos ended), to decide whether to exercise your vested but as yet unexercised stock options. In consideration for the extended exercise period, you agree not to exercise and sell more than 50,000 shares of the stock underlying your options on a single day. In all other aspects, all of your stock options related to the Company’s common stock will remain subject to the terms of the 2004 Equity Incentive Plan and the applicable award agreement or Notice of Grant, as applicable.

(b) The Company will repurchase the 50,000 shares of common stock issued to you on March 8, 2010, as part of your incentive compensation for 2009. The repurchase price for these shares will be $2.68, which is the same price per share of our common stock as of the close of trading on March 8, 2010, and the price originally used to determine the value of the shares issued to you.

(3) In addition, Ikanos will continue to pay the cost for group employee benefit coverage continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to the same extent previously provided by Ikanos’ group plans through April 30, 2011, or until you become eligible for group insurance benefits from another employer, whichever occurs first. You understand that you have an obligation to inform Ikanos if you receive group health coverage from another employer before April 30, 2011, and that you may not increase the number of your designated dependants if any, during this time unless you do so at you own expense. The period of such Ikanos-paid COBRA coverage shall be considered part of your COBRA coverage entitlement period, and may, for tax purposes, be considered income to you.

You understand that because Ikanos has no policy obligating it to pay additional severance to employees who have resigned their employment voluntarily, these benefits are an additional benefit for which you are not eligible unless you elect to sign this Release Agreement.

B. Release.

Released Claims.

In consideration of these additional benefits, you, on behalf of your heirs, spouse and assigns, hereby completely release and forever discharge Ikanos, its past and present affiliates, agents, officers, directors, shareholders, employees, attorneys, insurers, successors and assigns (collectively referred to as the “Company”) from any and all claims, of any and every kind, nature and character, known or unknown, foreseen or unforeseen, based on any act or omission occurring prior to the date of you signing this Release Agreement, including but not limited to any claims arising out of your offer of employment, your employment or termination of your employment with the Company or your right to purchase, or actual purchase of shares of stock of the Company (including, but not limited to, all rights related to or associated with stock options and restricted stock units), including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law. The matters released include, but are not limited to, any claims under federal, state or local laws, including claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended by, including but not limited to, the Older Workers’ Benefit Protection Act (“OWBPA”) and any common law tort contract or statutory claims, and any claims for attorneys’ fees and costs.

You understand and agree that this Release Agreement extinguishes all claims, whether known or unknown, foreseen or unforeseen, except for those claims expressly described below. You expressly waive any rights or benefits under Section 1542 of the California Civil Code, or any equivalent statute. California Civil Code Section 1542 provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

You fully understand that, if any fact with respect to any matter covered by this Release Agreement is found hereafter to be other than or different from the facts now believed by you to be true, you expressly accept and assume that this Release Agreement shall be and remain effective, notwithstanding such difference in the facts.

Claims Not Released.

The only claims not released through this Release Agreement are any claims that cannot be released by law, such as claims for unemployment benefits, workers’ compensation and/or claims relating to the validity of this Release Agreement under the ADEA as amended by the OWBPA.

Enforcement of This Release Agreement.

You also understand and agree that if any suit is brought to enforce the provisions of this Release Agreement, with the exception of a claim brought by you as to the validity of this Release Agreement under the ADEA as amended by the OWBPA, the prevailing party shall be entitled to its costs, expenses, and attorneys’ fees as well as any and all other remedies specifically authorized under the law.

Miscellaneous.

You further acknowledge that during your employment, you may have obtained confidential, proprietary and trade secret information, including information relating to the Company’s products, plans, designs and other valuable confidential information. You agree not to use or disclose any such confidential information unless required by subpoena or court order, and that you will first give the Company written notice of such subpoena or court order with reasonable advance notice to permit the Company to oppose such subpoena or court order if it chooses to do so.

You also agree that for a period of one year after the termination of your employment, you shall not induce or attempt to induce any employee, agent or consultant of the Company to terminate his or her association with the Company. This restriction shall not apply to individuals who respond to general job postings that advertise positions at any company where you may work in the future. The Company and you agree that the provisions of this paragraph contain restrictions that are not greater than necessary to protect the interests of the Company. In the event of the breach or threatened breach by you of this paragraph, the Company, in addition to all other remedies available to it at law or in equity, will be entitled to seek injunctive relief and/or specific performance to enforce this paragraph.

You agree that for a period of one (1) years you will not intentionally disparage the Company or any of its products or practices whether orally, in writing or otherwise. Excluded from this limitation will be any factually correct statement concerning the Company’s products generally known in the industry. Notwithstanding the foregoing, this will not limit your ability to provide truthful testimony as required by law or any judicial or administrative proceeding. Likewise, during the same one-year time period the Company will not make any defamatory or disparaging statements about your reputation, business dealings, performance or character.

This Release Agreement constitutes the entire agreement between yourself and the Company with respect to any matters referred to in this Release Agreement. This Release Agreement supersedes any and all of the other agreements between yourself and the Company, except for any proprietary and inventions assignment agreement, which remain in full force and effect, and except for those provisions of the 1999 Stock Option Plan and the 2004 Equity Incentive Plan and award agreements or Notices of Grant referenced in Sections 2.A.(2)(a) above and not superseded by the provisions of such sections. No other consideration, agreements, representations, oral statements, understandings or course of conduct which are not expressly set forth in this Release Agreement should be implied or are binding. You understand and agree that this Release Agreement shall not be deemed or construed at any time or for any purposes as an admission of any liability or wrongdoing by either yourself or the Company. You also agree that if any provision of this Release Agreement is deemed invalid, the remaining provisions will still be given full force and effect. The terms and conditions of this Release Agreement will be interpreted and construed in accordance with the laws of California.

Prior to execution of this Release Agreement, you have apprised yourself of sufficient relevant information in order that you might intelligently exercise your own judgment. The Company has informed you in writing to consult an attorney before signing this Release, if you wish. The Company has also given you at least 21 days in which to consider this Release Agreement, if you wish. You also understand that for a period of seven (7) days after you sign this Release Agreement, you may revoke this Release Agreement, and that the Release Agreement shall not become effective until seven (7) days from the date of your signature, or on your last day of employment, whichever is later.

You have read this Release Agreement and understand all of its terms. You further acknowledge and agree that this Release Agreement is executed voluntarily and with full knowledge of its legal significance.

Ikanos Communications, Inc.

Dated: April 30, 2010	/s/ Diosdado Banatao
Diosdado Banatao
Executive Chairman

EMPLOYEE’S ACCEPTANCE OF RELEASE

I HAVE CAREFULLY READ AND FULLY UNDERSTAND AND VOLUNTARILY AGREE TO ALL THE TERMS OF THE RELEASE IN EXCHANGE FOR THE ADDITIONAL BENEFITS TO WHICH I WOULD OTHERWISE NOT BE ENTITLED.

Dated: May 3, 2010	/s/ Michael Gulett
Michael Gulett